UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported):   February 12, 2008
CBIZ, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25890 (Commission File Number)	22-2769024 (IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500 Cleveland, Ohio (Address of principal executive offices)	44131 (Zip Code)
216-447-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On February 12, 2008, CBIZ, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2007. A copy of the press release is furnished herewith as Exhibit 99.1. A transcript of CBIZ’s earnings conference call held on February 12, 2008 is furnished herewith as Exhibit 99.2. The exhibits contain, and may implicate, forward-looking statements regarding the Company and include cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.
In the “Select Balance Sheet Data and Ratios” section of the original press release, total assets, total liabilities and funds held for clients were reported as $573,005,000, $346,559,000 and $83,061,000, respectively. Total assets, total liabilities and funds held for clients should have been reported as $577,992,000, $351,546,000 and $88,048,000, respectively. These changes are reflected in Exhibit 99.1 filed herewith.

Item 8.01	Other Events.
Effective April 1, 2008, or upon the prior exhaustion of the remaining shares available for purchase under the Company’s February 8, 2007 Share Repurchase Plan, the Board of Directors of the Company has authorized the purchase of up to 5,000,000 shares of its outstanding common stock to be obtained in open market or privately negotiated purchases through March 31, 2009.
As of January 31, 2007, CBIZ had approximately 64.3 million shares of its common stock outstanding. CBIZ’s Board of Directors believes that the repurchase plan is a prudent use of the Company’s financial resources, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to CBIZ stockholders. CBIZ anticipates that it will obtain all of the funds necessary to purchase shares under the repurchase program, and to pay related fees and expenses, from operating cash flow and by borrowing under its credit facility. This authorization allows such purchases to the extent permitted under the Company’s current or any future credit facility, without further amendment.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of CBIZ, Inc. dated February 12, 2008, announcing its financial results for the fourth quarter and year ended December 31, 2007.

99.2	Transcript of earnings conference call held on February 12, 2008, discussing CBIZ’s financial results for the fourth quarter and year ended December 31, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
February 19, 2008

CBIZ, INC.
By:	/s/ Ware H. Grove
	Name:	Ware H. Grove
	Title:	Chief Financial Officer

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